THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

$16,500,000

TWISTBOX ENTERTAINMENT, INC.

SENIOR SECURED NOTE DUE JANUARY 30, 2010

Section 1. General.

FOR VALUE RECEIVED, TWISTBOX ENTERTAINMENT, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of VALUEACT SMALLCAP MASTER FUND, L.P. (the “Investor”), the principal sum of SIXTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS AND ZERO CENTS ($16,500,000.00), or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest (“Interest”) thereon at a rate (the “Interest Rate”) equal to (i) 9.00% per annum from, and including, July 30, 2007 to, but excluding, July 30, 2008 and (ii) 10.00% per annum from, and including, July 30, 2008 to, but excluding, January 30, 2010, each computed on the basis of a year of 360 days comprised of twelve 30 day months. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of the January 30, 2010 (the “Maturity Date”); or (ii) when such amounts become due and payable as a result of, and following, an Event of Default in accordance with Section 3. This Note shall be prepayable without penalty, in whole or in part, at any time at the Company’s option at 100% of the principal amount plus accrued but unpaid interest to and including the date of prepayment. Any prepayments will be applied first to any accrued but unpaid interest and then to unpaid principal.

This Note is one of a duly authorized issue of notes of the Company (this note being referred to as the “Note” and, collectively, all similar notes issued by the Company being referred to as the “Notes”), issued in the aggregate principal amount limited to $16,500,000.00 pursuant to the Securities Purchase Agreement, dated as of July 30, 2007 (as the same may be amended, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”) by and among the Company and the Investor party thereto, and is entitled to the benefits thereof and to the exercise of the remedies provided thereby or otherwise available in respect thereof. Capitalized terms used herein without definition have the meanings assigned thereto in the Securities Purchase Agreement. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with the United States generally accepted accounting principles (“GAAP”).

Interest on this Note shall accrue from, and including, the date of issuance through and until repayment of the principal amount of this Note and payment of all Interest in full, and shall be payable in cash semi-annually in arrears on each January 1 and July 1 that the Notes are outstanding or, if any such date shall not be a Business Day, on the next succeeding Business Day to occur after such date (each date upon which interest shall be so payable, an “Interest Payment Date”), to holders of record on each preceding December 15 and June 15 to the applicable Interest Payment Date, beginning on January 1, 2008, by wire transfer of immediately available funds to an account at a bank designated in writing by the Investor on reasonable notice.

Notwithstanding the foregoing provisions of this Section 1, any overdue principal of, overdue Interest on, and any other overdue amounts payable under, this Note shall bear interest, payable on demand in immediately available funds, for each day from the date payment thereof was due to the date of actual payment at a rate equal to the sum of (i) the Interest Rate and (ii) an additional two percent (2.00%) per annum. Subject to applicable law, any interest that shall accrue on overdue interest on this Note as provided in the preceding sentence and shall not have been paid in full in cash on or before the next Interest Payment Date to occur after the date on which the overdue interest became due and payable shall itself be deemed to be overdue interest on this Note to which the preceding sentence shall apply. In addition, notwithstanding the foregoing provisions of this Section 1, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, all outstanding principal of this Note shall bear interest, after as well as before judgment, at a rate equal to the sum of (i) the Interest Rate and (ii) an additional two percent (2.00%) per annum.

Section 2. Repurchase Right Upon a Fundamental Change.

Notwithstanding anything to the contrary contained herein and in addition to any other right of the Investor, upon the occurrence of a Fundamental Change the Investor shall have the right for a period of thirty days, by written notice to the Company, to require the Company to repurchase all of this Note on the repurchase date that is five Business Days after the date of delivery of such notice to the Company at a price equal to 100% of the outstanding principal amount under this Note plus all accrued and unpaid interest on such principal amount to, but excluding, the date of such repurchase plus any other amounts due hereunder. A “Fundamental Change” shall be deemed to have occurred upon the occurrence of any of the following events: (a) any merger or consolidation of the Company with or into another Person or any sale of all or substantially all of the stock or assets of the Company, unless (i) the holders of capital stock of the Company immediately prior to such transaction are entitled to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation, and (ii) such Fundamental Change does not result in a reclassification, conversion, exchange or cancellation of the Common Stock, (b) the approval of a plan relating to the liquidation or dissolution of the Company by its stockholders or (c) the Company’s first domestic or foreign public offering of its capital stock. A “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

Section 3. Events of Defaults.

The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) The Company shall fail to pay any principal owing under this Note when due; or

(b) The Company shall fail to pay any interest owing under this Note when due, and such failure shall continue for thirty (30) days; or

(c) The Company or any Subsidiary shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note (other than those specified in clauses (a) or (b) above) or the Guarantee and Security Agreement, dated the date hereof, among the Company, the Subsidiaries party thereto and ValueAct SmallCap Master Fund, L.P., as Collateral Agent for the benefit of the Investor (as the same may be amended, supplemented or otherwise modified from time to time, and together with all other documents, agreements and instruments executed in connection therewith, the “Guarantee and Security Agreement”), and, to the extent such failure is capable of being cured, such failure shall continue for sixty (60) days after notice is given to the Company by the Investor holding more than 25% of the aggregate principal balance of the Notes then outstanding to comply with such provisions contained in the Note or the Guarantee and Security Agreement; or

(d) The Company or any Subsidiary shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness to be paid by the Company or such Subsidiary (excluding this Note, which default is addressed by clauses (a) and (b) above, but including any other evidence of indebtedness of the Company or such Subsidiary) and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of indebtedness, and the effect of such failure or default is to cause, or permit the holder thereof to cause, indebtedness of the Company and the Subsidiaries in an aggregate amount of One Million Dollars ($1,000,000) or more to become due prior to its stated date of maturity; or

(e) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the Company's or such Subsidiary’s assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(f) The Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (e) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the Company’s or such Subsidiary’s assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(g) One or more judgments for the payment of money in an amount in excess of Five Million Dollars ($5,000,000) in the aggregate, outstanding at any one time, shall be rendered against the Company and the Subsidiaries and the same shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any Subsidiary and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within sixty (60) days after issue or levy; or

(h) Any Note or the Guarantee and Security Agreement shall be asserted in writing by the Company or any Subsidiary not to be in full force and effect, or the Company or any Subsidiary shall disavow any of its obligations thereunder;

(i) Any Lien purported to be created under the Guarantee and Security Agreement shall be asserted by the Company or any Subsidiary not to be, a valid and perfected Lien on any Collateral, with the priority required by the Guarantee and Security Agreement; or

(j) The Company shall have failed to make filings within sixty (60) days of the date hereof with the United States Patent and Trademark Office in respect of the security interests granted in the Company’s Trademarks (as defined in the Guarantee and Security Agreement) to the Investor under the Guarantee and Security Agreement; or

(k) Any Event of Default under and as defined in the Guarantee and Security Agreement shall have occurred.

Section 4. Rights Of Investor Upon Default.

(a) Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Sections 3(e) or 3(f) hereof) and at any time thereafter during the continuance of such Event of Default, the Investor may, upon the approval of Investor holding more than 25% of the aggregate principal balance of the Notes then outstanding, by written notice to the Company, declare all outstanding amounts payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 3(e) or 3(f) hereof, immediately and without notice, all outstanding amounts payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Investor may exercise, upon the approval of Investor holding more than a majority of the aggregate principal balance of the Notes, any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

(b) Upon the occurrence of an event specified in Section 3 that with the giving of notice or passage of time would be an Event of Default, the Company may assign the right to one or more of its then existing shareholders, to purchase the Notes from the Investor and acquire all, but not less than all, of such Investor’s right, title and interest herein at a price equal to 100% of the outstanding principal amount under this Note plus all accrued and unpaid interest on such principal amount to, but excluding, the date of such purchase plus any other amounts due hereunder. The Company may assign its right to repurchase the Notes by giving the Investor written notice five business days before the specified purchase date. In any event the purchase date may take place after the occurrence of an Event of Default without the Investor's prior written consent.

Section 5. Affirmative Covenants.

Until all principal and interest and any other amounts due and payable under this Note have been paid in full in cash, the Company shall, and shall cause each Subsidiary to:

(a) promptly upon the Company's receipt of the proceeds of issuance of the Note, pay in full the Indebtedness existing as of the date hereof listed on Exhibit A hereto;

(b) make, within sixty (60) days of the date hereof, filings with the United States Copyright Office in respect of the security interests granted in the Company’s Copyrights (as defined in the Guarantee and Security Agreement) to the Investor under the Guarantee and Security Agreement; provided, that such period shall be extended to the extent required by the United States Copyright Office in connection with the recordation of the security interest granted in the Company’s Copyrights; provided, further, that no filings shall be required to be made by the Company or any Subsidiary in respect of the Exclusive Distribution Agreement dated October 30, 2000 between Vivid Interactive, Inc. and WAAT Corporation, Inc. recorded with the United States Copyright Office on February 8, 2001;

(c) provide written notice to the Investor promptly upon becoming aware of: (i) the occurrence of any Event of Default, or any event which with the giving of notice or passage of time, or both, would constitute an Event of Default, hereunder; (ii) the occurrence of each and every event which would be an event of default (or an event which with the giving of notice or lapse of time would be an event of default) under any indebtedness for borrowed money, such notice to include the names and addresses of the holders of such indebtedness and the amount thereof; and (iii) any loss or damage to any Collateral (as defined in the Guarantee and Security Agreement) in excess of $500,000;

(d) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; and

(e) maintain, with financially sound and reputable insurance companies, adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, fidelity, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations; and

The Company shall maintain a Consolidated EBITDA (as defined below) for any period of four consecutive fiscal quarters (the “Reference Period”) commencing with the Reference Period ending on March 31, 2008 of greater than negative $8,500,000. The Company shall calculate the Company's Consolidated EBITDA with respect to each fiscal month within 75 days of the end of such month and provide Investor the necessary information to validate such calculation.

As used herein “Consolidated EBITDA” shall mean, with respect to the Company, for any period, the Consolidated Net Income of the Company for such period adjusted to add thereto (to the extent deducted from the net revenues in determining consolidated net income), without duplication, the sum of:

(a) consolidated income tax expense;

(b) consolidated depreciation and amortization expense;

(c) Consolidated Fixed Charges;

(d) non-cash charges relating to employee benefit or other management compensation plans of the Company or any of its Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of the Company or any of its Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period);

(e) non-cash losses or charges relating to impairment of goodwill and other intangible assets, less the amount of all cash payments made by the Company or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period; and

(f) non-recurring income and expenses that are of a non-operating and non-cash nature including but not limited to: diminution in value of an asset, impairment in the value of goodwill or contracts, and changes in accounting policy or accounting methods which are consistent with GAAP. Notwithstanding the foregoing none of the above shall include restructuring charges, expenses or write-offs that are expected to result in current or future cash outlays;

provided, that consolidated income tax expense and depreciation and amortization of a Subsidiary that is a less than wholly-owned Subsidiary shall only be added to the extent of the equity interest in such Subsidiary.

As used herein “Consolidated Fixed Charges” shall mean, with respect to the Company, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

(a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued of the Company and Subsidiaries during such period, (x) including (1) original issue discount and non-cash interest payments or accruals on any Indebtedness, (2) the interest portion of all deferred payments obligations, (3) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and interest swap hedging obligations and (4) legal costs and expenses, and advisory fees paid in connection with equity or debt financing activities on behalf of the Company or its Subsidiaries, but (y) less any interest income, in each case to the extent attributable to such period; and

(b) the amount of dividends accrued or payable (or guaranteed) by the Company or Subsidiaries in respect of capital stock of the Company (other than by Subsidiaries).

Additionally, for the purpose of calculating Consolidated EBITDA:

(a) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the date of calculation will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and consolidated cash flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(b) the Consolidated Net Income attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the date of calculation, will be excluded; and

(c) the Consolidated Fixed Charges attributable to discontinued operations of the Company or any of its Subsidiaries, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the date of calculation, will be excluded, but only to the extent that the obligations giving rise to such fixed charges will not be obligations of the Company or its Subsidiaries following the date of calculation.

As used herein “Consolidated Net Income” shall mean, with respect to the Company, for any period, the aggregate net income of the Company and wholly owned Subsidiaries and its pro rata share of the net income of its other Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

(a) the net income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary of the Person;

(b) the net income of any Subsidiary will be excluded to the extent, but only to the extent, that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary; and

(c) the cumulative effect of a change in accounting principles will be excluded.

 Section 6. Negative Covenants.

Until all principal and interest and any other amounts due and payable under this Note have been paid in full in cash, the Company shall not, and shall not permit any Subsidiary to, without the prior written approval of the Investor holding a majority in principal amount of the Notes:

(a) create, incur, assume or permit to exist (i) all indebtedness, whether or not contingent, for borrowed money or for the deferred purchase price of property or services, (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases or letters of credit, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property, and (vi) all guarantee obligations, in each case including the principal amount thereof, any accrued interest thereon and any prepayment premiums or fees or termination fees with respect thereto ((i)-(vi) together, “Indebtedness”) except:

(i) Indebtedness with respect to trade accounts of the Company or any Subsidiary arising in the ordinary course of business,

(ii) Indebtedness of any Subsidiary in favor of the Company or another Subsidiary,

(iii) Indebtedness under the Notes,

(iv) Indebtedness in an amount less than $500,000 per incurrence; provided however, that the aggregate amount of indebtedness that can be incurred pursuant to this Section 6(a)(iv) shall not exceed $3,000,000 and all such Indebtedness shall be subordinated in right of payment to the Notes and shall have an average weighted maturity after the Maturity Date,

(v) Indebtedness in connection with a receivables facility not in excess of the lesser of (x) $5,000,000 or (y) 85% of the Net Receivable Balance (as defined in the Guarantee and Security Agreement) at any point in time, which Indebtedness shall rank pari passu in right of payment to the Notes (the “Receivables Facility”),

(vi) Indebtedness in favor of VAC relating to an acquisition of another entity by the Company,

(vii) Indebtedness incurred in connection with equipment leases entered into in the ordinary course of business subsequent to the date hereof not exceeding $250,000 in the aggregate, and

(viii) Indebtedness existing as of the date hereof listed on Exhibit B hereto;

(b) create, incur, assume or suffer to exist any mortgage, pledge, security interest, assignment, lien (statutory or other), claim, encumbrance, license or sublicense or security interest (collectively, a “Lien”) in or upon any of its assets, except:

(i) Liens existing on July 30, 2007,

(ii) Liens in favor of the Company or any Subsidiaries,

(iii) Liens for taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable,

(iv) Liens created pursuant to the Guarantee and Security Agreement,

(v) Liens created pursuant to the Receivables Facility as follows: (1) Liens on (x) an amount of cash not to exceed $1,000,000 which shall be placed in a Deposit Account that shall not be commingled with and shall be separate from the Deposit Accounts in which the Investor has an existing Lien, and (y) all right, title and interest in, to and under all Receivables (the terms “Deposit Account” and “Receivables” shall have the meanings ascribed to such terms in the Guarantee and Security Agreement) and (2) subject to an intercreditor agreement reasonably acceptable to the Collateral Agent which shall contain customary limitations on the exercise of remedies and pay-over provisions, Liens on assets other than those described in the foregoing clauses (x) and (y) that are junior and subordinate in right, priority, operation, effect and all other respects to all Liens on such assets in favor of the Collateral Agent securing the Obligations (the terms “Collateral Agent” and “Obligations” shall have the meanings ascribed to such terms in the Guarantee and Security Agreement),

(vi) Liens created to secure indebtedness incurred pursuant to Section 6(a)(vi) hereof,

(vii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business,

(viii) Liens created in connection with equipment leases pursuant to Section 6(a)(vii), and

(ix) licenses relating to the Company’s intellectual property granted in the ordinary course of business.

(c) create, incur, assume or permit to exist any guarantee, directly or indirectly, except:

(i) Indebtedness with respect to trade accounts of the Company or any Subsidiary arising in the ordinary course of business, including, without limitation, guaranteed minimum payments required to be made under agreements entered into by the Company or any Subsidiary in the ordinary course of business, consistent with current practice,

(ii) Indebtedness under the Notes, and

(iii)Indebtedness incurred pursuant to Section 6(a)(v);

(d) change to any material extent the principal type of business conducted by it on July 30, 2007;

(e) excluding (x) the transactions with Affiliates as of the date hereof and as set forth on Exhibit C hereto (each, an “Existing Affiliate Transaction”) and (y) transactions between or among the Company and its Subsidiaries, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate (each, an “Affiliate Transaction”), unless

(i) the Affiliate Transaction is in the ordinary course of and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an Affiliate; and

(A) if the Affiliate Transaction or series of related Affiliate Transactions involves aggregate consideration less than or equal to $2,000,000, the Company shall deliver to the Investor a resolution of the Board of Directors of the Company set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(B) if the Affiliate Transaction or series of related Affiliate Transactions involves aggregate consideration greater than $2,000,000, the Company shall either deliver to the Investor an opinion as to the fairness to the Company of such Affiliate Transaction from financial point of view issued by an accounting, appraisal or investment banking firm of national standing or shall receive the Investor's affirmative written consent.

(f) declare any dividends on any shares of any class of its capital stock or membership interests, or apply any of its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of its capital stock or membership interests; provided, however, any Subsidiary wholly owned by the Company may pay dividends directly to the Company;

(g) issue or sell any shares, or rights to acquire any shares, of preferred stock, whether hereafter designated, of any Subsidiary;

(h) sell or transfer any of the Company’s technology or intellectual property other than licenses in the ordinary course of business;

(i) purchase or acquire the obligations or stock of, or any other interest in, or make any loan or advance or any other investment in any Person (other than a Person that is directly or indirectly 100% owned by the Company or as a result of such purchase, acquisition, loan, advance or investment will be directly or indirectly 100% owned by the Company), except:

(i) direct obligations issued or guaranteed by the United States of America with a maturity not exceeding two years,

(ii) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s with a maturity not exceeding two years,

(iii) money market accounts or certificates of deposit with a maturity not exceeding two years issued by a commercial bank having a combined capital and surplus of at least $100,000,000, chartered under the laws of the United States or one of the states thereof and a member of the Federal Reserve System,

(iv) loans or advances made in the ordinary course of business to employees or directors, and

(v) payments in connection with the retirement of up to $3,000,000 in the aggregate of indebtedness of the Company existing on July 30, 2007 incurred pursuant to Section 6(a)(iv);

(j) create or acquire any new Subsidiary, unless (A) (i) such Subsidiary, if required under the terms of the Guarantee and Security Agreement, promptly, and in no event later than five Business Days, becomes a party to the Guarantee and Security Agreement in the manner provided therein and complies with all of the terms, provisions and requirements thereof, including, without limitation, taking such actions to create and perfect Liens on such Subsidiary’s assets, and (ii) the Investor shall have received an opinion of counsel of such Subsidiary containing such opinions that are reasonably acceptable to the Investor and that are materially identical in substance to the opinions received on the date hereof with respect to the Subsidiaries entering into the Guarantee and Security Agreement on the date hereof or (B) if such Subsidiary is a foreign Subsidiary and 65% of such Subsidiary's capital stock is pledged to the Investor under the Guarantee and Security Agreement;

(k) enter into any sale and leaseback transaction;

(1) merge with or into or consolidate with any other Person unless the holders of capital stock of the Company immediately prior to such transaction are entitled to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation, or sell, lease, or otherwise dispose of all or substantially all of its properties or assets;

(m) enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (i) make any dividend payments in respect of any capital stock of such Subsidiary held by the Company, (ii) repay or prepay any indebtedness owed to or by the Company or any other Subsidiary of the Company, (iii) transfer any of its assets to the Company or any other Subsidiary of the Company, except for such restrictions existing under or by reason of (x) this Note or the Guarantee and Security Agreement, (y) the Receivables Facility or (z) customary restrictions on the assignment of agreements, leases and licenses entered into in the ordinary course of business;

(n) knowingly take any action that could reasonably be likely to result in (i) the approval of a plan relating to the liquidation or dissolution of the Company by its stockholders or (ii) any event specified in Section 3(e) or Section 3(f) hereof; and

(o) permit the Subsidiaries that are not party to the Guarantee and Security Agreement to have assets in an aggregate amount greater than $250,000 individually or $1,000,000 in the aggregate.

Section 6A. Company's Issuance of Securities.

The Investor agrees that the Company shall not be prohibited from, nor be deemed in breach of the provisions of any Transaction Document due to, issuing any equity security.

Section 7. Defenses.

The obligations of the Company under this Note shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.

Section 8. Guarantee and Security Agreement.

This Note is a senior secured obligation of the Company. The Company’s obligations under this Note are (i) guaranteed by certain of its Subsidiaries, and (ii) secured by a security interest in substantially all of the assets of the Company and such Subsidiaries, in each case pursuant to the terms and provisions of the Guarantee and Security Agreement. This Note is subject to the terms and provisions of the Guarantee and Security Agreement, and the Investor, by its acceptance of this Note, hereby acknowledges and agrees to such terms and provisions.

Section 9. Transfer of Note; Lost or Stolen Note.

(a) The Investor may sell, transfer or otherwise dispose of all or any part of this Note (including without limitation pursuant to a pledge) to any Person or entity as long as such sale, transfer or disposition is in accordance with the provisions of the Securities Purchase Agreement. From and after the date of any such sale, transfer or disposition, the transferee hereof shall be deemed to be the holder of a Note in the principal amount acquired by such transferee, and the Company shall, as promptly as practicable, issue and deliver to such transferee a new Note identical in all respects to this Note, in the name of such transferee and, if such transferee acquires less than the entire principal amount of this Note, the Company shall contemporaneously issue to the Investor a new Note identical in all respects to this Note, representing the outstanding balance of this Note. The Company shall be entitled to treat the original Investor as the holder of this entire Note unless and until it receives written notice of the sale, transfer or disposition hereof.

(b) Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Note, if mutilated, the Company shall execute and deliver to the Investor a new Note identical in all respects to this Note.

Section 10. Attorneys’ and Collection Fees.

Should the indebtedness evidenced by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings, the Company agrees to pay, in addition to the principal and interest due and payable hereon, all costs of collection, including reasonable attorneys’ fees and expenses, incurred by the Investor or its agent in collecting or enforcing this Note.

Section 11. Indemnification

(a) The Company shall indemnify the Investor, and any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Investor (each an “Affiliate” of the Investor) (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges, disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by a third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Note, the Securities Purchase Agreement, the Guarantee and Security Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of or the use of the proceeds therefrom, (ii) the breach by the Company or any Subsidiary of any representation, warranty, covenant or agreement contained herein, in the Securities Purchase Agreement or in the Guarantee and Security Agreement, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by judgment of a court of competent jurisdiction to have primarily resulted from the gross negligence or willful misconduct of such Indemnitee.

(b) To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Note, the Securities Purchase Agreement, the Guarantee and Security Agreement or any agreement or instrument contemplated hereby or thereby, or the use of the proceeds thereof, other than claims predicated upon the gross negligence or willful misconduct of such Indemnitee.

Section 12. Waivers.

(a) The Company hereby waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Note. No delay by the Investor in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatsoever or modification of the terms hereof shall be valid unless set forth in writing by the Investor and then only to the extent set forth therein.

(b) The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Note; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Investor, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 13. Amendments.

No amendment, modification or other change to, or waiver of any provision of, this Note may be made unless such amendment, modification or change is set forth in writing and is signed by the Company and Investor holding more than 75% of the aggregate principal balance of the Notes.

Section 14. Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b).

(b) THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES' DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER COLLATERAL DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, THE SECURITIES PURCHASE AGREEMENT OR THE GUARANTEE AND SECURITY AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 16. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE, THE SECURITIES PURCHASE AGREEMENT, THE GUARANTEE AND SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 15. Successors and Assigns.

The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors (whether by merger or otherwise) and permitted assigns of the Company and the Investor. The Company may not assign its rights or obligations under this Note.

Section 16. Notices.

Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be delivered in accordance with Section 9.4 of the Securities Purchase Agreement.

Section 17. Entire Agreement.

The Securities Purchase Agreement, the Notes, the Guarantee and Security Agreement and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereto and thereof.

Section 18. Headings.

The headings used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

Section 19. Severability.

In case any one or more of the provisions of this Note shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Senior Secured Note to be duly executed by its duly authorized officer as of the date indicated below.

Date: July 30, 2007

TWISTBOX ENTERTAINMENT, INC.

By:	/s/ Ian Aaron
Name: IAN AARON Title: PRES. / CEO

Note No. 1
Amount: $16,500,000.000
Investor Name: ValueAct SmallCap Master Fund, L.P.
Address: 435 Pacific Avenue, 4th Floor
San Francisco, CA 94133
Telephone: (415) 249-1237
Facsimile: (415) 249-1242